Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to Registration Statement SB-2/A on Form S-3 (Registration No. 333-144386) and related Prospectus of New Generation Biofuels Holdings, Inc., and to the incorporation by reference therein of our report dated March 31, 2008, with respect to the consolidated financial statements of New Generation Biofuels Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Imowitz Koenig & Co., LLP

New York, New York
April 16, 2008